COMPROMISE AND RELEASE

This Compromise and Release (the "Release") is made and entered into as of July 17, 2013 by and between Drumright Group, L.L.C. and Cogility Software Corporation (Collectively "Drumright/Cogility") and Acquired Sales Corp. ("ASC").

1. PRELIMINARY FACTS:

a. On January 12, 2013, ASC and Cogility Software Corporation entered into a Stock Purchase Agreement (the "SPA") with Drumright Group. In the SPA, ASC made certain representations and warranties regarding the on-going business liabilities, obligations and commitments of Cogility Software Corporation and its Intellectual Property, and represented that it had no liabilities except those described in the SPA and on Schedule 2.6(e) of the SPA.

b. On or about February 11, 2013, ASC, Cogility Software Corporation and Drumright Group entered into Amendment No. 1 to SPA whereby ASC agreed to pay Drumright Group certain funds as a consequence of a Stop Work Order issued by the Department of Defense for the DCGS Project.

c. Subsequent to the execution of the SPA and Drumright Group's payment of Four Million Dollars ($4,000,000), representing the First Payment as defined in the SPA, Drumright Group was advised, by CashCall, Inc., a California Corporation (hereinafter "CashCall") of the existence of a Second Amendment dated April 1, 2007, to a License Agreement, dated December 1, 2003, entered into by and between Cogility Software Corporation, a Delaware corporation, and CashCall (hereinafter "Second Amendment").

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d. As a result of the non-disclosure of the Second Amendment by ASC, Drumright contends that ASC has materially breached numerous provisions in the SPA, and Drumright/Cogility has been materially and adversely impacted.

e. The Parties hereto desire to compromise and release all claims arising between Drumright/Cogility and ASC as a result of the occurrences referred to in paragraphs 1 c. and 1 d. above (the non-disclosure, by ASC, of the Second Amendment).

In consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows, intending to be legally bound hereby:

2. TERMS OF COMPROMISE AND RELEASE

a. Drumright/Cogility and ASC agree that the non-disclosure of the Second Amendment, and the resulting adverse impact to Drumright Group, warrant a price reduction of Two Million Dollars ($2,000,000) of Drumright Group's purchase of Cogility Software Corporation's Capital Stock and assets, including its purchase of the Cogility IP. This reduction in purchase price does not in any way impact, negate, diminish or invalidate the Indemnity provisions contained in Article 7, Section 7.1 of the SPA.

b. Drumright/Cogility and ASC agree to execute a Second Amendment to the SPA in accordance with paragraph 2 a. above. Such Amendment shall provide that: (1) paragraph 1.2 is amended to reflect the reduction in purchase price to Five Million Dollars ($5,000,000); (2) that paragraph 1.2(a) (2) is deleted in its entirety; and (3) that paragraph 1.2(a) (3) is amended to reflect that the "Third Payment" is changed to the "Second Payment" and that such payment shall be reduced to One Million Dollars ($1,000,000) and shall constitute the full and final payment of Drumright Group's purchase of Cogility Software Corporation's Capital Stock and assets, including the Cogility IP.

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c. By the signing of this Release, Elizabeth Emrick is hereby instructed by the parties to immediately (1) wire transfer to Drumright Group out of Cogility Software Corporation's checking account at Wells Fargo Bank an amount equal to Thirty-Six Thousand, Ninety Dollars and fifty cents ($36,090.50) arising out of the Stop Work Order issued by the Department of Defense referenced in paragraph 1 b above, and Drumright's payment of the outstanding invoice from Blakely Sokoloff Taylor Zafman LLP, in the amount of $3,090.50 for services performed in 2011, and (2) wire transfer to ASC out of Cogility Software Corporation's checking account at Wells Fargo Bank an amount equal to the amount of the funds in such account that are properly allocated, and payable over by Cogility Software Corporation to ASC (including the Payments Received on the Unpaid BAH Invoices pursuant to Section 1.5(a) of the SPA) minus the amount of Thirty-Six Thousand Ninety Dollars and fifty cents ($36,090.50), and minus $5,000 that will be held for up to 30 days to cover miscellaneous outstanding invoices to be paid by ASC as calculated by Elizabeth Emrick,. Any remaining portion of the $5,000 will be paid to ASC at the end of the 30 days. Drumright/Cogility acknowledges that BAH has not paid to Cogility Software Corporation the October invoice amounting to $74,605.00. Pursuant to Section 1.5(a) of the SPA, Drumright/Cogility will immediately forward these funds to ASC upon receipt.

d. Drumright/Cogility hereby release, waive and settle, upon execution of the Second Amendment to the SPA referenced in paragraph 2 b above, any claim, demand or cause of action for damages or any other available remedy it may have against ASC or its directors, officers, employees or shareholders arising out of ASC's non-disclosure to Drumright Group of the Second Amendment (including any claim, demand, cause of action, or remedy in regard to disputed matters involving CashCall, Inc. such as ownership of intellectual property, issuance of licenses, license fees, maintenance fees, and related disputed issues), and upon payment to

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Drumright Group of the $36,090.50 referenced in paragraph 2 c above, release and waive any further claim arising out of the Stop Work Order.

3. REMEDIES FOR BREACH

Should any party breach this Release, the prevailing party in any action taken to enforce the terms of this Release shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of that breach and any action to enforce the terms of this Release

4. CONFIDENTIALITY

Drumright/Cogility, ASC, and their respective counsel agree not to make public or otherwise reveal or disclose to any third party, except as required by law, SEC regulations, or court of competent jurisdiction and except any required press release concerning the price reduction, the amount or any of the terms of this Release. In response to any unsolicited inquiries regarding the resolution of this matter, the parties hereto may respond only that the matter has been concluded to the parties' mutual satisfaction. This confidentiality provision is a voluntary, mutual agreement between the parties to this Release.

5. AUTHORITY

Drumright/Cogility and ASC acknowledge that they have full authority to execute this Release on behalf of their respective entities.

6. ENTIRE AGREEMENT

This Release supersedes any prior representations or agreements, written or oral, may not be modified or amended except in a writing signed by both parties, and constitutes the entire agreement between the parties pertaining to this matter.

7. BINDING EFFECT

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This Release is binding upon and shall inure to the benefit of the parties hereto, and their respective employees, officers, directors, shareholders, heirs and successors.

8. COUNTERPARTS

This Release may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the original signed counterparts, shall constitute one Release, which shall be binding upon and effective as to all parties.

9. SEPARATION

In the event any provisions of this Release shall be held unenforceable or invalid, all other provisions shall survive and be enforceable in accordance with their terms.

10. INTERPRETATION AND VENUE

This Release shall be interpreted under the laws of the State of California, and any action or proceeding to enforce the terms of this Release shall be instituted in the State of California. This agreement shall be deemed to have been drafted by all of the parties, and no ambiguity in this agreement shall be construed against any party in regard to the drafting hereof.

11. NON-ASSIGNMENT

Neither party has heretofore assigned, transferred, granted or purported to assign, transfer or grant, any of the claims, demands and causes of action disposed of by this Release.

Dated: As of 7/17/2013 DRUMRIGHT GROUP, LLC

DocuSigned by:

By: James H. Drumright

FA114F1382EA42B...

James Drumright

Title: Managing Partner

Dated: As of 7/17/2013 COGILITY SOFTWARE CORPORATION

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By: DocuSigned by: James H. Drumright FA114F1382EA42B...

James Drumright

Title: Chairman of the Board and President

Dated: As of 7/17/2013

ACQUIRED SALES CORP.

By: Gerard M Jacobs

Gerard M. Jacobs

Title: Chief Executive Officer